Sub-Item 77O
Rule 10f-3 Transaction

DREYFUS VARIABLE INVESTMENT FUND
- Quality Bond Portfolio


On February 5, 2008, Quality Bond Portfolio, a series of Dreyfus Variable Investment Fund (the "Fund"), purchased $17,250 of a corporate bond issued by Lehman Brothers, Inc. (Hldg 7.95 Perpetual Preferred, CUSIP No.: 52520W317) (the "Bonds") at a purchase price of $25.00 per unit. The Bonds were purchased from an underwriting syndicate of which BNY Capital Markets, Inc., an affiliate of the Fund, was a member. BNY Capital Markets, Inc. received no benefit in connection with the transaction. The following is a list of the syndicate's primary members:

BNY Capital Markets, Inc.
Lehman Brothers & Co.
Citigroup
Bank of America
Merrill Lynch & Co.
Morgan Stanley
UBS Investment Bank
Wachovia Securities
RBC Capital Markets
Suntrust Robinson Humphrey
Wells Fargo Securities
Bank of New York Mellon

Accompanying this statement are materials presented to the Board members of the Fund, which ratified the purchase as in compliance with the Fund's Rule 10f-3 Procedures, at the Fund's Board meeting held on July 15, 2008.